Exhibit 99.1

NEWS RELEASE	2007-25

HECLA CLOSES OFFERING OF 6.5% MANDATORY

PREFERRED CONVERTIBLE STOCK

FOR IMMEDIATE RELEASE

December 18, 2007

COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced the closing of its public offering of 1.75 million shares of its 6.5% mandatory convertible preferred stock (“Preferred Stock”) at $100.00 per share. The underwriters also exercised their option to purchase an additional 262,500 shares of Preferred Stock to cover over-allotments.

Net proceeds to Hecla from the Preferred Stock offering were approximately $194.7 million. Hecla currently intends to use the net proceeds from this offering for general corporate purposes, including possible acquisitions of other businesses, securities, assets, properties or mining projects, claims or interests, as further described in the prospectus supplement for the offering.

The Preferred Stock will pay, when declared by the Board of Directors, dividends at a rate of 6.5% per annum, payable quarterly. Hecla Mining Company (Hecla) will pay dividends in cash, common stock or a combination of cash and common stock. The first dividend payment date will be April 1, 2008.

Each share of the Preferred Stock will automatically convert on January 1, 2011, into between approximately 8.4502 and 10.3093 shares of Hecla common stock if not converted earlier. The conversion rates will be subject to anti-dilution adjustments in certain circumstances. Holders may elect to convert at any time prior to January 1, 2011, at a conversion rate equal to 8.4502 shares of common stock for each share of Preferred Stock, subject to adjustments. Hecla may cause the conversion of all of the shares of Preferred Stock at its option at any time on or prior to July 1, 2008, unless it has completed a material transaction involving the acquisition of assets or a business with a purchase price of $100 million or more on or prior to that date. The conversion at the company’s option prior to July 1, 2008, can be to common stock, to cash or a combination of both. The holders of the Preferred Stock may also convert their shares into common stock in connection with certain cash acquisitions involving Hecla. Hecla has applied for the Preferred Stock to be listed on the New York Stock Exchange under the ticker symbol HL PrC.

Merrill Lynch & Co. and J.P. Morgan Securities Inc. acted as the joint book-running managers and BMO Capital Markets, CIBC World Markets, Macquarie Capital Markets North America Ltd., RBC Capital Markets and Scotia Capital acted as co-managers for the offering.

The Preferred Stock was sold pursuant to Hecla’s effective shelf registration statement previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Preferred Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of Preferred Stock will be made only by means of a prospectus and prospectus supplement.

Copies of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080; phone 212-449-1000 or J.P. Morgan Securities Inc. at National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245; phone: 718-242-1350.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 116-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common shares are traded on the New York Stock Exchange under the symbol HL.

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Investor Relations Contact: Jeanne DuPont 208-769-4128

Hecla’s Home Page can be accessed on the Internet at http://www.hecla-mining.com/

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612